                                                                 EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT



                                      among



                             INTERPHASE CORPORATION,


                                    SYNAPTEL


                                       and


                 PHILIPPE OROS, XAVIER SUTTER, FRANCOIS LECERF,


               SCHRODER VENTURES FRENCH ENTERPRISE FUND LPI (USA),


             SCHRODER VENTURES FRENCH ENTERPRISE FUND UKLP (UK) AND


                     SCHRODER VENTURES HOLDING LIMITED (UK)









                                  JUNE 29, 1996






     En accord entre les parties, les presentes reliees par le procede ASSEMBLACT R.C. empechant toute substitution ou addition sont seulement signees a la derniere page.

                                    INDEX
                                                                      Page
                                                                      ----

                                  ARTICLE 1

                              TERMS OF PURCHASE

1.1    Purchase and Sale of Stock...................................    1
1.2    Allocation of Purchase Price.................................    2
1.3    Closing......................................................    2
1.4    Execution and Delivery of Closing Documents..................    2
1.5    Further Assurances...........................................    2

                                  ARTICLE 2

               OTHER TRANSACTIONAL COVENANTS AND AGREEMENTS

2.1    Employment Agreements........................................    3
2.2    Stock Option Agreements......................................    3
2.3    Voting Agreements............................................    3
2.4    Compensation and Incentives..................................    3
2.5    Disposition of Cortical......................................    3
2.6    Termination of Shareholder Agreements........................    3
2.7    Restrictions on Interphase Stock.............................    4

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF INTERPHASE

3.1    Organization and Good Standing...............................    4
3.2    Authorization and Validity...................................    4
3.3    No Violation.................................................    4
3.4    Consents and Approvals.......................................    5

                                  ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1    Representations and Warranties of Sellers....................    5


                                  ARTICLE 5

                            COVENANTS OF SELLERS

5.1    Covenants of Sellers.........................................    5

                                  ARTICLE 6

                          COVENANTS OF INTERPHASE

6.1    Confidentiality..............................................    5
6.2    Public Announcements.........................................    6
6.3    Access to Records............................................    6

                                  ARTICLE 7

                           CONDITIONS PRECEDENT TO
                          OBLIGATIONS OF INTERPHASE

7.1    Representations and Warranties...............................    6
7.2    Covenants....................................................    6
7.3    Opinion......................................................    6
7.4    Proceedings..................................................    7
7.5    No Material Adverse Change...................................    7
7.6    Due Diligence Investigation..................................    7
7.7    Transfer of Synaptel stock by Thebaut........................    7


                                  ARTICLE 8

                     CONDITIONS PRECEDENT TO OBLIGATIONS
                                     OF
                                   SELLERS

8.1    Representations and Warranties...............................    7
8.2    Covenants....................................................    7
8.3    Proceedings..................................................    7
8.4    Opinion......................................................    8

                                  ARTICLE 9

                               INDEMNIFICATION

9.1    Indemnification Obligations of Sellers.......................    8
9.2    Indemnification Obligations of Interphase....................    8
9.3    Conditions of Indemnification................................    8
9.4    Survival of Representations and Warranties...................    9

                                  ARTICLE 10

                                  TERMINATION

10.1   Termination..................................................   10



                                  ARTICLE 11

                                 MISCELLANEOUS

11.1   Amendment....................................................   11
11.2   Assignment...................................................   11
11.3   Notice.......................................................   11
11.4   Entire Agreement.............................................   12
11.5   Costs, Fees and Legal Fees...................................   13
11.6   Specific Performance.........................................   13
11.7   Reliance on Representations..................................   13
11.8   Governing Law, Jurisdiction and Venue........................   13
11.9   Arbitration..................................................   14
11.10  Captions.....................................................   14
11.11  Counterparts.................................................   14
11.12  Number and Gender............................................   14
11.13  Legal Representation.........................................   14
11.14  Effective Date...............................................   14
11.15  Transfer of Shares by Oros...................................   14

                           SCHEDULES AND EXHIBITS

SCHEDULES
- ---------

1.0       Synaptel Stock Ownership

1.1       Earn-Out

1.2A      Allocation of Initial Purchase Price

1.2B      Allocation of Cash Earn-Out

2.1       Synaptel Employees who will execute Employment Agreements

2.2A      Interphase Stock Option Grant

2.2.B-C   Synaptel Employees who may earn Interphase Stock Options

2.7       Restrictions on Interphase Stock

4.1 Representations and Warranties, Covenants and Indemnification Obligations of Sellers




EXHIBITS
- --------

2.1       Form of Employment Agreements

2.2A-E    Form of Stock Option Agreements

2.3       Form of Voting Agreement

7.3       Form of Legal Opinion of Seller's Counsel

8.4       Form of Legal Opinion of Interphase's Counsel

11.15     Stock Restriction Agreement

                          STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement"), executed on June 29, 1996, is by and among INTERPHASE CORPORATION, a Texas corporation ("Interphase") or its assigns, SYNAPTEL, a French Societe Anonyme ("Synaptel"), and PHILIPPE OROS ("Oros"), XAVIER SUTTER, FRANCOIS LECERF, SCHRODER VENTURES FRENCH ENTERPRISE FUND LPI ("SVFEF LPI"), SCHRODER VENTURES FRENCH ENTERPRISE FUND UKLP ("SVFEF UKLP") and SCHRODER VENTURES HOLDING LIMITED ("SVHL") (collectively, "Sellers").

                            W I T N E S S E T H:

      WHEREAS, Sellers and JEAN-PIERRE THEBAUT own 27,000 A shares of common stock, FF 100 par value, and 10,800 B shares of preferred stock, FF 100 par value (collectively, "Synaptel Stock"), of Synaptel (unless the context otherwise requires, Synaptel, when used herein, shall include any and all of Synaptel's subsidiaries and affiliates), as set forth in SCHEDULE 1.0 hereof, constituting all of the presently issued and outstanding shares of Synaptel Stock; and

      WHEREAS, Sellers desire to sell, and Interphase desires to purchase, the Synaptel Stock;

      NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                            TERMS OF PURCHASE

      1.1  PURCHASE AND SALE OF STOCK.

           On the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined) Interphase agrees to purchase from Sellers, and Sellers covenant and agree to sell and deliver to Interphase, all of the shares of Synaptel Stock, free and clear of all liens, claims and encumbrances, for an aggregate purchase price equal to (a) initial consideration (the "Initial Purchase Price") to be paid to Sellers on the Closing Date (as hereinafter defined), consisting of $8,000,000 in cash (the "Cash Amount") and 594,595 shares of common stock, no par value, of Interphase (the "Interphase Stock"), with restrictions, plus (b) additional earn-out consideration (the "Cash Earn-Out"), as set forth in SCHEDULE 1.1 and paid to the Sellers set forth in SCHEDULE 1.2 B.

      1.2 ALLOCATION OF PURCHASE PRICE. The Initial Purchase Price shall be payable, and the Interphase Stock shall be issued to each Seller in the proportions set forth in SCHEDULE 1.2 A to this Agreement. The Cash Earn-Out shall be payable to the Sellers and in the percentages set forth in
SCHEDULE 1.2 B and in the manner set forth in SCHEDULE 1.1.

      1.3 CLOSING.

          (a) The initial closing of the transactions contemplated by this Agreement (the "Closing") shall commence at 10:00 a.m., Paris, France time, on Friday July 12, 1996 , at the offices of Gide Loyrette Nouel, 26, Cours Albert 1ER, Paris, France (or at such other time and place as may be mutually agreed upon by the parties hereto). The day on which the Closing occurs is herein referred to as the "Closing Date".

          (b) No action taken at the Closing with respect to the consummation of the transactions contemplated by this Agreement shall be deemed to have been taken until such time as the last of any such actions is taken or completed.

          (c) If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the agreed date for the Closing, then the party to this Agreement that has made its obligations hereunder subject to the satisfaction or waiver of such condition or conditions shall be entitled to postpone the Closing by written notice to the other parties until such condition or conditions shall have been satisfied or waived and all parties shall seek to cause the satisfaction of such condition or conditions at the earliest practicable date. In no event, however, may the Closing be postponed by a party to a date later than July 24, 1996 by reason of failure of satisfaction of or failure to waive a condition or conditions to a party's obligations hereunder, unless all parties mutually agree in writing.

       1.4 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. At or before the Closing, each party shall cause to be prepared, and at the Closing the parties shall execute and deliver, each document, agreement and instrument required by this Agreement to be so executed and delivered in connection with the transactions contemplated by this Agreement and which have not been theretofore accomplished. At the Closing, each of the Sellers shall execute and deliver, or cause to be executed and delivered, to Interphase a transfer order with respect to his or its shares of Synaptel Stock directing Synaptel to transfer such shares to Interphase. At the Closing, Sellers shall deliver to Interphase a statement issued by Synaptel reflecting that all shares of Synaptel Stock are owned, free and clear of all liens, claims and encumbrances, by Interphase. At the Closing Interphase will pay the Cash Amount being part of the initial Purchase Price and shall deliver the Interphase Stock certificates or other satisfactory evidence of such ownership. At the Closing, each party also shall execute and deliver, or cause to be executed and delivered, such other appropriate and customary documents as any other party hereto reasonably may request for the purpose of consummating the transactions contemplated by this Agreement.

      1.5 FURTHER ASSURANCES. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as any party may reasonably deem to be practical and necessary or advisable in order more fully to consummate the transactions contemplated by this Agreement and to carry out and effectuate the purposes intended hereby to be accomplished. All such additional documents and actions shall be deemed to have been executed and delivered, and shall be effective, on the Closing Date unless specifically provided otherwise therein or in connection therewith.

                                  ARTICLE 2

                 OTHER TRANSACTIONAL COVENANTS AND AGREEMENTS

      2.1 EMPLOYMENT AGREEMENTS. At or before the Closing, Sellers shall execute and deliver, or cause to be executed or delivered, to Interphase employment agreements for each person listed in SCHEDULE 2.1, in form and substance which shall be substantially as set forth in EXHIBIT 2.1 hereto and reasonably acceptable to Interphase.

      2.2 STOCK OPTION AGREEMENTS. Subject to the terms, conditions and targets and in the amounts set forth in SCHEDULE 2.2A, Interphase shall grant to key Synaptel employees who are listed in SCHEDULE 2.2B and SCHEDULE 2.2C of this Agreement, non-qualified stock options in form and substance substantially as set forth in Exhibits 2.2 A-E hereto, pursuant to the Interphase Corporation Amended and Restated Stock Option Plan (the "Interphase Plan"), subject to shareholder approval of the additional shares needed to be authorized under the Interphase Plan. In this connection Interphase agrees to register the stock options being issued under the Agreement on a Form 5-8 registration statement under the Securities Act, as soon as reasonably practicable after such shareholder approval of the additional shares and to keep that registration in effect during the term of the options. In the event that such shareholder approval is not obtained on or before June 24, 1997, Interphase will either (i) grant such options outside the Interphase Plan, if possible, or (ii) negotiate in good faith a similar compensation plan for the employees listed in SCHEDULE 2.2B and
SCHEDULE 2.2C. Interphase shall use its best effort to amend the non-qualified Stock Option Agreement in order to reflect changes proposed by Sellers aimed at qualifying the Interphase Corporation Amended and Restated Stock Option Plan for favorable tax treatment in France, to the extent that such proposed changes are reasonable and do not adversely affect Interphase.

      2.3 VOTING AGREEMENTS. At the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Interphase voting agreements in form and substance which shall be substantially as set forth in
EXHIBIT 2.3 hereto and reasonably acceptable to Interphase.

      2.4 COMPENSATION AND INCENTIVES. lt is understood and agreed that prior to the Closing Interphase will establish (i) a compensation package for Synaptel executives and salespersons with respect to sales by such persons of Interphase products and (ii) an incentive program for Interphase salespersons with respect to sales by such persons of Synaptel products, such program to be consistent with the incentive program Interphase provides for sales by such persons of Interphase products.

      2.5 DISPOSITION OF CORTICAL. It is understood and agreed that effective prior to the Effective Date as hereinafter defined Synaptel will, in some manner acceptable to Interphase, dispose of Cortical (formerly known as Sositech), an engineering consulting operation of Synaptel, and that Cortical is not to be included as part of the operations being acquired by Interphase. This may entail shareholder distributions or other corporate reorganization or recapitalization transactions that will not interfere with or have an adverse effect on Synaptel's other operations.

      2.6 TERMINATION OF SHAREHOLDER AGREEMENTS. It is understood and agreed that prior to the Closing Synaptel and Sellers will, in some manner acceptable to Interphase, terminate, or cause to be terminated, all shareholder agreements to which either Synaptel or the Sellers (relative to Synaptel) are parties, including, but no limited to, that certain shareholder agreement by and among Synaptel, Monsieur Gilles Renucci and Mercure, the owners of the capital stock of Cortical, which provides among other things that, upon a change in control of Synaptel, Synaptel shall be obligated to exercise an option to buy out the shares of Cortical owned by Monsieur Gilles Renuci and Mercure. Sellers shall bear the liabilities and obligations for all damages and costs associated with such terminations.

      2.7 RESTRICTIONS ON INTERPHASE STOCK. It is understood and agreed that the Interphase Stock is being acquired and will be held in the manner and subject to the provisions set forth in Schedule 2.7 hereto.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF INTERPHASE

      Interphase represents and warrants to Sellers as follows:


      3.1 ORGANIZATION AND GOOD STANDING. Interphase is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to carry on the business in which it is now engaged and to own the properties it now owns.

      3.2  AUTHORIZATION AND VALIDITY.

           (a) Interphase has full corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments contemplated hereby and thereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.

           (b) The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby to be executed by Interphase, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate proceedings of Interphase and approved by the board of directors of Interphase. At or before Closing, Interphase shall deliver to Sellers evidence of such corporate proceedings.

           (c) This Agreement and each other agreement, document and instrument contemplated hereby or thereby to be executed and delivered by Interphase has been, or with respect to agreements, documents or instruments to be executed and delivered at the Closing, will be at or before the Closing, duly executed and delivered by Interphase and (assuming the due authorization, execution and delivery hereof or thereof by the other party or parties hereto or thereto) constitute or will constitute legal, valid and binding obligations of Interphase, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

      3.3 NO VIOLATION. Neither the execution and delivery by Interphase of this Agreement or the other agreements, documents and instruments contemplated hereby or thereby, nor the consummation by Interphase of the transactions contemplated hereby or thereby, will:

           (a) result in a breach or violation of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Interphase or any agreement, indenture or other instrument under which Interphase is bound or to which any of its assets are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of such assets; or

           (b) violate any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Interphase or its properties or assets.

      3.4 CONSENTS AND APPROVALS. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to be obtained or to be done by Interphase in order for it to execute or deliver this Agreement or the other agreements, documents and instruments contemplated hereby or thereby or to consummate any of the transactions contemplated hereby or thereby.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SELLERS


      4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Each of the Sellers, excluding Schroder Ventures French Enterprise Fund LPI (USA), Schroder Ventures French Enterprise Fund UKLP (UK) and Schroder Ventures Holding Limited (UK), jointly and severally, represents and warrants to Interphase as set forth in SCHEDULE 4.1 hereto.

                                  ARTICLE 5

                            COVENANTS OF SELLERS

      5.1 COVENANTS OF SELLERS. Each of the Sellers, excluding Schroder Ventures French Enterprise Fund LPI (USA), Schroder Ventures French Enterprise Fund UKLP (UK) and Schroder Ventures Holding Limited (UK), jointly and severally, covenants and agrees as set forth in SCHEDULE 4.1 hereto.

                                  ARTICLE 6

                           COVENANTS OF INTERPHASE


      6.1 CONFIDENTIALITY. Prior to the Closing, Interphase shall keep this Agreement and its terms confidential. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, Interphase agrees not to disclose or use any confidential information it may have concerning the affairs of Sellers or Synaptel, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, customer lists and files, prices and costs, business and financial records, information relating to personnel contracts, stock ownership, liabilities and litigation. Should the transactions contemplated hereby not be consummated, upon the request of Sellers or Synaptel, Interphase shall return to the requesting party all confidential information received from such party in connection with this transaction, and nothing contained in this Section shall be construed to prohibit Interphase or its affiliates from operating a business in competition with Sellers or Synaptel; PROVIDED, HOWEVER, that Interphase shall not use any of the confidential information received in connection with this Agreement to the detriment of Sellers or Synaptel in the operations of such business. Notwithstanding the foregoing, Interphase may disclose the terms of this Agreement and the transactions contemplated hereby and information concerning Synaptel and its business to its affiliates, employees, attorneys and accountants, to the extent necessary to consummate the transactions contemplated hereby, upon advising them of the confidential nature of such terms and information, and Interphase and its representatives, agents and affiliates may also disclose such information to existing and prospective lenders, lessors, partners, joint venturers and other third parties from which or whom a consent or approval is necessary to consummate the transactions contemplated hereby.

      6.2 PUBLIC ANNOUNCEMENTS. Whether prior to or after the Closing Interphase agrees to use its best efforts to consult with Sellers before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and, except as Interphase or its affiliates may deem necessary in order to comply with legal or stock exchange requirements applicable to Interphase, shall not issue any such press release, make any such public statement or file any report prior to Sellers approving in writing of such press release, public statement or report. No approval by Sellers of any such press release or public statement shall be unreasonably withheld or delayed.

      6.3 ACCESS TO RECORDS. Following the Closing, Interphase will, at Sellers' reasonable request, provide Sellers reasonable access during normal business hours to the books and records of Synaptel for purposes of preparing their tax returns and for audits.

                                  ARTICLE 7

                          CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF INTERPHASE


      Except as may be waived in writing by Interphase, the obligations of Interphase hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

      7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers contained herein, in the Exhibits and Schedules hereto and in each of the agreements, documents and instruments executed pursuant hereto or thereto shall be substantially in the form attached hereto. In this connection, Sellers agree to complete all schedules and exhibits prior to Closing, and all representations and warranties contained in this Agreement shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

      7.2 COVENANTS. Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement, the Exhibits and Schedules hereto and any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by any of them at or prior to the Closing.

      7.3 OPINION. Interphase shall have received the legal opinion of counsel to Sellers, dated the Closing Date and in form and substance which shall be substantially as set forth in EXHIBIT 7.3 hereto, and reasonably acceptable to Interphase.

     7.4 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or which would impose any material limitation on the ability of Interphase effectively to exercise full rights of ownership as the sole shareholder of Synaptel after the Closing Date or that would impose any material limitation on the ability of Interphase to exercise full control and to operate the business, after the Closing Date, theretofore conducted by Synaptel.

     7.5 NO MATERIAL ADVERSE CHANCE. No material adverse change in the condition (financial or otherwise), business, operations or assets of Synaptel shall have occurred since the December 31, 1995 Consolidated Balance Sheet.

     7.6 DUE DILIGENCE INVESTIGATION. Interphase, through its own personnel and representatives, shall have completed and been satisfied with the results of a review of the Schedules and Exhibits to this Agreement, and the assets, business, operations, books and records of Synaptel, the scope of such review and such satisfaction to be determined in the sole discretion of Interphase, provided that Interphase will not unreasonably withhold such satisfaction.

     7.7 TRANSFER OF SYNAPTEL STOCK BY THEBAUT. Jean-Pierre Thebaut shall have transferred all Synaptel stock owned by him to Oros prior to Closing.


                                  ARTICLE 8

                   CONDITIONS PRECEDENT TO OBLIGATIONS
                                     OF
                                   SELLERS

     Except as may be waived in writing by Sellers, the obligations of Sellers hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Interphase contained herein and in each of the agreements, documents and instruments executed pursuant hereto or thereto shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

     8.2 COVENANTS. Interphase shall have performed and complied in all material respects with all covenants or conditions required by this Agreement or any other of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by it at or prior to the Closing.

     8.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

     8.4 OPINION. Sellers shall have received the legal opinion or opinions of Gardere & Wynne, L.L.P. or Gide Loyrette Nouel, counsel to Interphase, dated the Closing Date and in form and substance which shall be substantially as set forth in EXHIBIT 8.4 hereto, and reasonably acceptable to Sellers.


                                  ARTICLE 9

                               INDEMNIFICATION

     9.1  INDEMNIFICATION OBLIGATIONS OF SELLERS.   Each of the Sellers,
excluding Schroder Ventures French Enterprise Fund LPI (USA), Schroder Ventures French Enterprise Fund UKLP (UK) and Schroder Ventures Holding Limited (UK), hereby agree to indemnify, defend and hold harmless Interphase and Synaptel as set forth in SCHEDULE 4.1 hereto.

     9.2 INDEMNIFICATION OBLIGATIONS OF INTERPHASE. Subject to the terms and conditions of this Article 9, Interphase hereby agrees to indemnify, defend and hold harmless Sellers and (unless the transactions contemplated hereby are consummated) Synaptel from and against all Damages (as hereinafter defined) asserted against or incurred by any or all of the Sellers and (if applicable) Synaptel by reason of or resulting from the existence of any facts or circumstances that would cause or render any representation or warranty contained herein, or in any agreement, document or instrument executed pursuant hereto or thereto, by Interphase to be untrue or incorrect, or the breach or failure of compliance of any covenant herein or therein contained by Interphase. For purposes of Section 9.2 "Damages" means all liabilities, losses, costs, damages, penalties, assessments, demands, claims, causes of action, including, without limitation, reasonable attorneys', accountants' and consultants' fees and expenses, court costs incurred by an indemnified party specifically referenced hereunder, and amounts that the indemnified party may incur or be required to pay in order to obtain the economic benefit of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered pursuant hereto, in each case less any tax benefits and any insurance or third party recoveries received by the indemnified party with respect to such item.

     9.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of Interphase to the parties to be indemnified under Section 9.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Promptly after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or within 30 days (or such shorter period as may be necessary in order that the rights of Interphase will not be prejudiced) after the assertion in writing of any other claim by a third party, the party to be indemnified shall give Interphase written notice thereof together with a copy of such claim, process or other legal pleading, and Interphase shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; PROVIDED, HOWEVER, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense.

          (b) If Interphase, by the 30th day after its receipt of notice of any such claim (or, if earlier, by the 5th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not notify the party to be indemnified that it has elected to defend against such claim, the party to be indemnified will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of Interphase and at Interphase's expense, subject to the right of Interphase to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. The party to be indemnified will notify Interphase of any proposed settlement no later than three days before such settlement is effected.

          (c) Anything in this Section 9.3 to the contrary notwithstanding, Interphase shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified, in form and substance satisfactory to that party, a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, Interphase shall not settle the claim without the prior written consent of the party to be indemnified.

          (d) The party to be indemnified and Interphase will each cooperate with all reasonable requests of the other.

          (e) The failure of a party seeking indemnity hereunder to provide any notice required hereunder shall not relieve Interphase from any liability it would otherwise have hereunder, except to the extent that Interphase has been materially prejudiced thereby.

     9.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) Except as provided in (b) below or in SCHEDULE 4.1 hereto, all representations and warranties in this Agreement or in any agreement, document, certificate, schedule, exhibit or other instrument delivered by or on behalf of a party hereto and the indemnification obligations of the parties hereto relating to such representations and warranties shall survive for a period of 2 years after the Closing; provided, however, that with respect to any claim made by any party hereto on or before the expiration of the period, the representations and warranties that are the subject of such claim and indemnification obligations with respect thereto shall continue in effect, insofar as they relate or allegedly relate to the claim, until the claim is finally resolved.

          (b) Except as provided in SCHEDULE 4.1 all representations and warranties in this Agreement or in any agreement, document, certificate, schedule, exhibit or other instrument delivered by or on behalf of a party hereto which relate to administrative matters and the indemnification obligations of the parties hereto relating to such representations and warranties shall survive for a period of 3 1/2 years after the Closing; provided, however, that with respect to any claim made by any party hereto on or before the expiration of the period, the representations and warranties that are the subject of such claim and indemnification obligations with respect thereto shall continue in effect, insofar as they relate or allegedly relate to the claim, until the claim is finally resolved.

                                  ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing:

             (a) by mutual written consent of the parties hereto;

             (b) by Interphase, if there has been a material misrepresentation or breach of warranty in the representations and warranties of Sellers herein or if there has been any material failure on the part of Sellers to comply with their obligations hereunder;

             (c) by Sellers if there has been a material misrepresentation or breach of warranty in the representations and warranties of Interphase herein or if there has been any material failure on the part of Interphase to comply with its obligations hereunder;

             (d) by Interphase or Sellers if the conditions precedent to their respective obligations to close the transactions contemplated by this Agreement have not been satisfied or waived by them at or before the Closing or if the transactions contemplated by this Agreement to be consummated on or before the Closing Date have not been consummated by July 24, 1996, unless such failure of satisfaction or consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing; or

             (e) by Interphase or Sellers, if the consummation of the transactions contemplated hereby would violate any law, non-appealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

No such termination shall affect any rights that the parties have against each other as a result of a material misrepresentation or breach of warranty by a party or a material failure by a party to comply with its obligations hereunder. If any of the Sellers purport to terminate this Agreement as to one or more but not all of them, Interphase shall have the right either to proceed with the consummation of this Agreement with respect to the non-terminating parties or to terminate this Agreement with respect to all parties and transactions contemplated hereby.

                                 ARTICLE 11

                                MISCELLANEOUS

     11.1 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     11.2 ASSIGNMENT. Neither this Agreement nor any right created hereby shall be assignable by any party hereto; PROVIDED, HOWEVER, that Interphase shall be permitted to assign this Agreement and its rights and obligations hereunder to any of its affiliates. Any other attempted assignment in violation of this Agreement shall be void.

     11.3 NOTICE. Any notice or communication must be in writing and given by (a) deposit in the mail, addressed to the patty to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by Federal Express or similar courier service providing evidence of delivery or (c) transmission by telegram, telecopy or telex. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the seventh business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service, telegram telecopy or telex, at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or, with respect to a telecopy or telex, the confirmation of transmission or answerback being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. For purposes of notice, the addresses of the parties shall be:

     If to Sellers:              SYNAPTEL
                                 10eme Avenue
                                 855 Avenue Roger Salengro
                                 92370 CHAVILLE - FRANCE
                                 Fax: (1)41.15.12.13
                                 Attn: Philippe Oros

     with a copy (which
     shall not constitute
     notice) to:                 Stibbe Simmont Monahan Duhot
                                 154 Rue de l'Universite
                                 75007 Paris
                                 France
                                 Fax: (1)40.62.20.62
                                 Attn: Antoine Martin

     If to SVFEF LPI :           Schroder Ventures French Enterprise Fund LPI
                                 Schroder Venture Manager Inc.
                                 787 Seventh Avenue
                                 New York 10019 NY
                                 USA

     If to SVFEF UKLP
     and SVHL:                   Schroder Ventures Holding Ltd
                                 20 Southampton Street
                                 London WCZE 7QG
                                 UK


     If to Synaptel:             SYNAPTEL
                                 10me Avenue
                                 855, Avenue Roger Salengro
                                 92370 Chaville - France
                                 Fax: (1)41.15.12.13
                                 Attn: Philippe Oros

     with a copy (which
     shall not constitute
     notice) to:                 Stibbe Simont Monahan Duhot
                                 154 Rue de l'Universite
                                 75007 Paris
                                 France
                                 Fax: (1)40.62.20.62
                                 Attn: Antoine Martin


     If to Interphase:           Interphase Corporation
                                 13800 Senlac
                                 Dallas, Texas 75234
                                 Fax: 214-654-5401
                                 Attn: R. Stephen Polley

     with a copy (which
     shall not constitute
     notice) to:                 Gardere & Wynne, L.L.P.
                                 3000 Thanksgiving Tower
                                 1601 Elm Street
                                 Dallas, Texas 75201
                                 Fax: 214-999-4667
                                 Attn: David H. Segrest

Any party may change its address for notice by written notice given to the other parties.

     11.4 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed or required to be executed pursuant to this Agreement shall not be affected by this Section.

     11.5 COSTS FEES AND LEGAL FEES. Each party hereto agrees to pay its own costs and expenses in connection with the transactions contemplated by this Agreement, and the costs and expenses (including reasonable attorneys' fees) incurred by the other party hereto in successfully enforcing any of the terms of this Agreement or proving that the other party breached any of the terms of this Agreement, except that Interphase will reimburse Sellers for up to a maximum of $475,000 of documented expenses incurred by Sellers for services performed by Von Gehr International and Seller's attorneys and accountants in connection with the transactions contemplated by this Agreement.

     11.6 SPECIFIC PERFORMANCE. Each of the parties acknowledges that their refusal to comply with each and every term and provision of this Agreement and of any other agreement or instrument executed and delivered by the parties pursuant to or in connection with this Agreement, will cause irrevocable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each party hereto shall be entitled, in addition to, and without having to prove the inadequacy of' other remedies at law, to specific performance as well as injunctive relief (without being required to post bond or other security) from a court of competent jurisdiction for all of such terms and provisions, except with respect to matters covered by SCHEDULE 1.1 and SCHEDULE 2.2.A hereto which shall be controlled by the dispute resolution terms provided in Sections 4 and 6 thereof respectively.

     11.7 RELIANCE ON REPRESENTATIONS. All parties hereto shall be entitled to rely in full upon the accuracy of the representations and warranties of the other parties hereto contained in this Agreement and upon the representations and warranties of the other parties at Closing in determining whether the conditions precedent to its obligations hereunder have been met, and no party shall have an obligation to investigate any such matters.

     11.8    GOVERNING LAW, JURISDICTION AND VENUE.

              (a) Except as provided in (b) below, this Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Texas.

             (b) The rights and obligations of the parties set forth in
Article 4, Article 5, and Section 9.1 of this Agreement shall be governed, construed and enforced in accordance with the laws of France.

             (c) With respect to matters covered by Section 11.6 hereof, except as set forth in (d) below, each party hereby irrevocably submits to the exclusive jurisdiction of the Dallas County District Court, Dallas, Texas, U.S. in any action, suit or proceeding arising from or in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court, and waives any objection based on forum non conveniens or any other objection to venue therein.

             (d) Each party hereby irrevocably submits to the exclusive jurisdiction of the French Courts, in any action, suit or proceeding arising from or in connection with Article 4, Article 5, or Section 9. I of this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court, and waives any objection based on forum non conveniens or any other objection to venue therein.

     11.9 ARBITRATION. Except with respect to matters covered by Section 11.8(c) and (d) hereof and SCHEDULE 1.1 and SCHEDULE 2.2.A hereto, any controversy or claim between or among the parties arising out of or relating to this Agreement or any related agreements or instruments shall be determined by binding arbitration administered by the American Arbitration Association under its International Arbitration Rules. The arbitration proceedings shall be conducted in Dallas, Texas, U.S. The language of the arbitration shall be English. In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas.

     11.10 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     11.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     11.12 NUMBER AND GENDER. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

     11.13 LEGAL REPRESENTATION. All of the parties to this Agreement acknowledge that they have had the opportunity to seek and have sought counsel to review this Agreement and the transactions contemplated hereby and to obtain the advice of such counsel regarding this agreement and the transactions contemplated hereby.

     11.14 EFFECTIVE DATE. This Agreement shall be effective as of June 29, 1996 (the "Effective Date"). The parties hereto agree that as of the Effective Date and thereafter Synaptel will be operated for the benefit of Interphase, provided that the transaction contemplated by this Agreement closes.

     11.15 TRANSFER OF SHARES BY OROS. Philippe Oros has informed Interphase that he intends to transfer certain shares of Interphase stock received under this agreement to Jean-Pierre Thebaut ("Thebaut") immediately after Closing which amount will not exceed 45,000 shares of such Interphase stock. Interphase has agreed to permit such transaction only on the condition that Thebaut executes the Stock Restriction Agreement attached hereto as EXHIBIT 11.15.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


                        INTERPHASE CORPORATION
                        (a Texas corporation)




                        /s/ R. Stephen Polley
                        --------------------------------------------------------
                        R. Stephen Polley, Chief Executive Officer and President




                        SYNAPTEL
                        (a French corporation)


                        By: /s/ (ILLEGIBLE)
                            ---------------------------------------------------
                        Its: President
                             -------------------------------------------------


                        SELLERS

                        /s/ PHILIPPE OROS
                        --------------------------------------------------------
                            PHILIPPE OROS


                        /s/ XAVIER SUTTER
                        --------------------------------------------------------
                            XAVIER SUTTER


                        /s/ FRANCOIS LECERF
                        --------------------------------------------------------
                            FRANCOIS LECERF

                                       SCHRODER VENTURES FRENCH ENTERPRISE
                                       FUND LPI (USA)



                                       By: /s/ (ILLEGIBLE)
                                           -----------------------------------
                                       Its: Attorney-in-fact
                                           -----------------------------------



                                       SCHRODER VENTURES FRENCH ENTERPRISE
                                       FUND UKLP (UK)


                                       By: /s/ (ILLEGIBLE)
                                           -----------------------------------
                                       Its: Attorney-in-fact
                                           -----------------------------------




                                       SCHRODER VENTURES HOLDING LIMITED (UK)


                                       By: /s/ (ILLEGIBLE)
                                           -----------------------------------
                                       Its: Attorney-in-fact
                                           -----------------------------------

   The following spouses hereby intervene in order to acknowledge the commitments and obligations taken by their respective husbands:


                                       /s/ FRANCOISE OROS
                                       ---------------------------------------
                                           FRANCOISE OROS



                                       /s/ CATHERINE SUTTER
                                       ---------------------------------------
                                           CATHERINE SUTTER




                                       /s/ CHRISTINE de LOGINIERE
                                       ---------------------------------------
                                           CHRISTINE de LOGINIERE

                                  SCHEDULE 1.1


1.    The provisions of the earn-out (the "Earn-Out") are as follows:

      (a) The cash component of the Earn-Out will be $3,500,000, subject to adjustment as set forth in Paragraph 9 below. Upon attainment by Synaptel of the targets set forth herein, the cash component of the Earn-Out will be paid to the persons and in the percentages set forth in SCHEDULE 1.2 B of the Agreement (the "Beneficiaries"). The Earn-Out will be tied to achievement by Synaptel of the following Revenue (hereinafter defined) and Operating Income (hereinafter defined) targets during the following periods:

      Period                Revenue        Operating Income
      ------                -------        ----------------
      3rd quarter - 1996    $ 4,020,000    $   320,000
      4th quarter - 1996    $ 6,570,000    $ 1,200,000
      1997                  $ 25,000,000   $ 3,750,000
      1998                  $ 40,000,000   $ 7,150,000

      (b) The cash component of the Earn-Out (the "Payment") will be paid by the later of either (i) 60 days after the target is attained or (ii) the last day for filing with the U.S. Securities and Exchange Commission the applicable Form 10-Q or 10-K Report for the period in which the target is attained.

2. The periods for which the Payment will be determined are the 3rd quarter of 1996, 4th quarter of 1996, fiscal 1997 and fiscal 1998 (together, the "Earn-Out Period").

3. Interphase shall provide financing to Synaptel during the Earn-Out Period in accordance with the following schedule:

               Time Period         Amount of Funding
               -----------         -----------------




4. The cash component of the Earn-Out for each period stands by itself. There will be no carryovers or carrybacks.

5. All calculations of Synaptel's performance against the Earn-Out targets are to be calculated in accordance with United States generally accepted accounting principles ("GAAP").

          (a) "Revenue" shall mean gross revenues less applicable returns and allowances, customs, insurance and freight, computed according to GAAP.

          (b) "Operating Income" shall mean revenues less cost of sales and operating expenses, computed according to GAAP.

          (c) Any sales by Interphase of Synaptel products, less commissions and selling costs, shall be treated as sales by Synaptel for purpose of computing Synaptel's performance against the Earn-Out targets.

          (d) Any sales by Synaptel of Interphase products shall be excluded from Synaptel's sales for purposes of computing Synaptel's performance against the Earn-Out targets.

          (e) However, for purposes of computing actual Operating Income performance against the Earn-Out targets described in Paragraph 1(a) above, the excess of the R&D tax credit over the R&D expenses eligible to be capitalized according to French tax laws shall be added to actual Operating Income.

6. In the event of a dispute between the parties with regard to the computation of Synaptel's performance against targets, each of Interphase and the Beneficiaries, at their own expense, shall appoint one representative from a "Big Six" accounting firm to resolve the dispute. If the two appointed representatives are unable to agree on a resolution to the dispute, the two representatives shall jointly agree on a third representative from a third "Big Six" accounting firm to resolve the dispute. The expense in connection with a third representative shall be divided equally between the parties. The resolution reached by the appointed representatives shall be final and binding on the parties. Disputes relating to the Earn-Out, other than disputes relating to the computation of Synaptel's performance against the Earn-Out targets, shall be settled by binding arbitration to be held in Geneva, Switzerland. All matters contained herein shall be governed by Texas law and all dispute resolutions, including arbitration, shall be conducted in English.

7. The cash component of the Earn-Out for each period is to be divided as set forth in Paragraphs 8 below, such that 65% is dependent upon the achievement of Revenue targets and 35% is dependent upon the achievement of Operating Income targets. These are to be paid independently of each other to reflect the view that while profitability of the target is important, growth is even more so.

8. The allocation of the cash component of the Earn-Out is to be spread among the periods as follows:

                                             Attributable to:
                                             ----------------
   Period               Total          Revenue      Operating Income
   ------               -----          -------      ----------------
   3rd quarter - 1996   $  400,000     $   260,000     $ 140,000
   4th quarter - 1996   $  600,000     $   390,000     $ 210,000
   1997                 $1,600,000     $ 1,040,000     $ 560,000
   1998                 $  900,000     $   585,000     $ 315,000


Earn-Out                                                             Page 2

      The early periods are weighted more heavily to emphasize the importance of building momentum early so that even greater growth can be achieved in the following years.

9. The Payment will individually be increased or decreased if performance is either more or less than the specific target set for each Revenue and Operating Income level on a period by period basis as follows

                                   Amount of targeted cash
      Performance level            component to be awarded
      -----------------            -----------------------
      less than 75% of target =    zero
      75% of target                50% of the Payment
      76% thru 99% of target  =    the  Payment  is  decreased 2%  for  every 1%
                                   below target
      100% of target          =    100% of the Payment
      101% and more of target =    the Payment is increased 2.5%   for  every 1%
                                   performance is above target

      The potential upside from exceeding targets is greater than the potential downside from underachieving targets.

10. Interphase shall have the right to buy out the remaining eligible cash component of the Earn-Out if Synaptel does not achieve at least 40% of any one target for any one period. For purposes of this provision, the 3rd and 4th quarters of 1996 shall be treated as one period. The purchase price of such buy-out shall equal 25% of the remaining cash component (determined by assuming future performance would have equaled 100% of target performance). The buy-out right must be exercised by written notice to the Sellers set forth in SCHEDULE 1.2 B within six months after the end of the period of underachievement.

11. Interphase, in its sole judgment and discretion, shall have the right from time to time to buy out any one individual, any combination of individuals or all individuals covered under the Earn-Out by paying cash for the full remaining balance (determined by assuming future performance would have equaled 100% of target performance) plus a 15% premium.

12. Interphase will cause the financial records to be maintained such that the Revenue and Operating Income, as herein defined, for Synaptel and its business will be determinable as if it had continued as a separate business throughout the entire term of the Earn-Out period unless Interphase shall have exercised its buy-out rights under paragraphs 10 or 11 herein.

                                 SCHEDULE 2.2 A



1.    The provisions for the earn-out stock option grants are as follows:

      (a) Upon attainment by Synaptel of the targets set forth herein, grants will be made to the persons and in the proportions set forth in
          SCHEDULE 2.2 B and SCHEDULE 2.2 C of the Agreement (the "Option Beneficiaries"). The grants will be tied to achievement by Synaptel of the following Revenue (hereinafter defined) and Operating Income (hereinafter defined) targets (the "Targets") during the following periods:

           Period                  Revenue         Operating Income
           ------                  -------         ----------------
           3rd quarter - 1996      $ 4,020,000     $  320,000
           4th quarter - 1996      $ 6,570,000     $ 1,200,000
           1997                    $ 25,000,000    $ 3,750,000
           1998                    $ 40,000,000    $ 7,150,000

      (b) Upon attainment by Synaptel of the Targets set forth in (a) above, Interphase will grant to the key Synaptel employees named and in the proportions set forth in SCHEDULE 2.2 B and SCHEDULE 2.2 C of the Agreement non-qualified stock options for up to 450,000 shares of Interphase Common Stock, subject to adjustment as set forth in Paragraph 7 below. The exercise price of the options will be $18.50, which is the same price used for the initial Purchase Price. The
          SCHEDULE 2.2 B options will be in accordance with the terms set forth in EXHIBITS 2.2 A-D of the Agreement, and the SCHEDULE 2.2 C options will be in accordance with the terms set forth in EXHIBIT 2.2 E of the Agreement.

      (c) The stock options will be granted by the later of either (i) 60 days after the target is attained or (ii) the last day for filing with the U.S. Securities and Exchange Commission the applicable Form 10-Q or 10-K Report for the period in which the Target is attained.

2. The stock options for each period stand by themselves. There will be no carryovers or carrybacks.

3. All calculations of Synaptel's performance against the Targets are to be calculated in accordance with United States generally accepted accounting principles ("(GAAP").

      (a) "Revenue" shall mean gross revenues less applicable returns and allowances, customs, insurance and freight, computed according to GAAP.

      (b) "Operating Income" shall mean revenues less cost of sales and operating expenses, computed according to GAAP.

      (c) Any sales by Interphase of Synaptel products, less commissions and selling costs, shall be treated as sales by Synaptel for purposes of computing Synaptel's performance against the Targets.

      (d) Any sales by Synaptel of Interphase products shall be excluded from Synaptel's sales for purposes of computing Synaptel's performance against the Targets.

      (e) However, for purposes of computing actual operating Income performance against the Targets described in Paragraph 1(a) above, the excess of the R&D tax credit over the R&D expenses eligible to be capitalized according to French tax laws shall be added to actual Operating Income.

4. In the event of a dispute between the parties with regard to the computation of Synaptel's performance against Targets, each of Interphase and the Option Beneficiaries, at their own expense, shall appoint one representative from a "Big Six" accounting firm to resolve the dispute. If the two appointed representatives are unable to agree on a resolution to the dispute, the two representatives shall jointly agree on a third representative from a third "Big Six" accounting firm to resolve the dispute. The expense in connection with a third representative shall be divided equally between the parties. The resolution reached by the appointed representatives shall be final and binding on the parties. Disputes relating to the option grants, other than disputes relating to the computation of Synaptel's performance against the Targets, shall be settled by binding arbitration to be held in Geneva, Switzerland. All matters contained herein shall be governed by Texas law and all disputes resolutions, including arbitration, shall be conducted in English.

5. The stock options for each period are to be divided as set forth in Paragraph 6 below, such that 65% is dependent upon the achievement of Revenue targets and 35% is dependent upon the achievement of Operating Income targets. These are to be paid independently of each other to reflect the view that while profitability of the Target is important, growth is even more so.

6. The allocation of the stock options is to be spread among the periods as follows:


                                           Attributable to:
            Period              Total   Revenue     Operating Income
            ------              -----   -------     ----------------

            3rd quarter-1996   27,000    18,000          9,000
            4th quarter-1996   40,500    26,100         14,400
            1997              157,500   102,600         54,900
            1998              225,000   146,700         78,300


Grants are more heavily weighted to the later years to emphasize the longer term success of the combined entities.


Stock Option Grant                                                  Page 2

7. The number of options will individually be increased or decreased if performance is either more or less than the specific Target set for each Revenue and Operating Income level on a period by period basis as follows:

                                     Amount of targeted
      Performance level              stock options to be awarded
      -----------------            ---------------------------
      less than 75% of target   =    zero
      75% of target             =    50% of the number of options
      76% thru 99% of target    =    the number of options is decreased 2% for
                                     every 1% below target
      100% of target            =    100% of the number of options
      101% and more of target   =    the number of options is increased 2.5% for
                                     every 1% performance is above target.

      The potential upside from exceeding Targets is greater than the potential downside from underachieving Targets.

8. Interphase shall have the right to buy out the remaining stock options if Synaptel does not achieve at least 40% of any one Target for any one period. For purposes of this provision, the 3rd and 4th quarters of 1996 shall be treated as one period. The buy-out shall be effectuated by granting options equal to 25% of all remaining, eligible stock options (determined by assuming future performance would have equaled 100% of target performance). The buy-out right must be exercised by written notice to the persons set forth in SCHEDULE 2.2. B and SCHEDULE 2.2 C within six months after the end of the period of underachievement.

9. Interphase, in its sole judgment and discretion, shall have the right from time to time to buy out any one individual, any combination of individuals or all individuals covered in SCHEDULE 2.2. B and SCHEDULE 2.2 C by granting options for the full remaining balance (determined by assuming future performance would have equaled 100% of target performance) plus a 15% premium.

10. Interphase will cause the financial records to be maintained such that the Revenue and Operating Income, as herein defined, for Synaptel and its business will be determinable as if it had continued as a separate business throughout the entire term of the earn-out period unless Interphase shall have exercised its buy-out rights under paragraphs 8 or 9 herein.